Exhibit 10.47

Schedule of Executive Compensation

Effective January 1, 2006, and pursuant to the annual review of base salary compensation approved by the Compensation Committee of the Company’s Board of Directors, base salaries for its named executive officers were increased to the amounts shown in the table below:

Name	Position	Currency of Salary	Revised Annual Base Salary Effective January 1, 2006
Dr. David Fyfe	Chief Executive Officer	U. S. Dollars	480,690
Daniel Abrams (1)	Chief Financial Officer	British Pounds	187,775
Michael Black (2)	Vice-President Finance	British Pounds	106,000
Dr. Jeremy Burroughes	Chief Technical Officer	British Pounds	159,805
Dr. SB Cha (3)	Vice-President, Commercial	U. S. Dollars	280,000
Dr. Scott Brown	Vice-President, Research	British Pounds	164,743
Stephen Chandler (4)	Vice-President, Legal and Intellectual Property	British Pounds	200,619

(1)	Mr. Abrams ceased to be an employee of the Company effective June 30, 2006
(2)	Mr. Black became a named executive officer effective July 3, 2006 and the salary shown was effective from that date
(3)	Dr. Cha entered into a new employment agreement with us effective February 1, 2006 and the salary shown was effective from that date.
(4)	Mr. Chandler ceased to be a named executive officer effective December 31, 2006

Effective January 1, 2007, and pursuant to the annual review of base salary compensation approved by the Compensation Committee of the Company’s Board of Directors, the base salary for one named executive officer was increased to the amount shown in the table below:

Name	Position	Currency of Salary	Revised Annual Base Salary Effective January 1, 2007
Jim Veninger	Vice-President, Technology Development	British Pounds	160,000